Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

INDUS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

NEW YORK, NEW YORK (March 6, 2023) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, reported financial results for the quarter and full year ended December 31, 2022:

2022 Fourth Quarter & Recent Highlights

●	Net income of $1.9 million, or $0.19 per diluted share, for the 2022 fourth quarter compared to net income of $19.6 million, or $1.94 per diluted share, for the 2021 fourth quarter
●	Core Funds from Continuing Operations (“Core FFO from continuing operations”)[1] of $5.3 million, or $0.52 per diluted share, for the 2022 fourth quarter compared to $3.6 million, or $0.35 per diluted share, for the 2021 fourth quarter
●	Net Operating Income from Continuing Operations (“NOI from continuing operations”)[1] of $10.0 million for the 2022 fourth quarter compared to $8.7 million for the 2021 fourth quarter
●	As of December 31, 2022, stabilized[2] portfolio was 98.8% leased; total in-service portfolio was 97.2% leased
●	Executed six leases totaling 543,000 square feet across both the Company’s portfolio and its acquisitions under contract in the 2022 fourth quarter
●	Completed the sale of the Company’s office/flex portfolio for a sales price of $11.0 million
●	Announced a quarterly cash dividend of $0.18 per share of common stock for the fourth quarter of 2022 which represents a 12.5% increase over the prior quarter
●	Subsequent to quarter end, completed the previously disclosed acquisitions of land parcels in the Orlando, Florida and Lehigh Valley, Pennsylvania markets for a total purchase price of $19.7 million
●	Subsequent to quarter end, entered into a definitive merger agreement under which affiliates of Centerbridge Partners, L.P. (“Centerbridge”) and GIC Real Estate, Inc. (“GIC”) have agreed to acquire all of the outstanding shares of the Company for $67.00 per share in cash, subject to certain adjustments

Results of Operations

INDUS reported total rental revenue of approximately $12.9 million and $49.2 million for the 2022 fourth quarter and full year 2022, respectively, as compared to approximately $11.2 million and $40.2 million for the 2021 fourth quarter and full year, respectively. The 16% increase in rental revenue for the fourth quarter over the comparable prior year period was primarily due to property acquisitions in 2022, as well as properties developed and placed in-service in 2022, the commencement of leases on first generation space, and to a lesser extent, rent changes on second generation space. Rental revenue during the 2022 full year period also benefitted by $0.4 million from a one-time termination fee related to the early termination of a tenant lease in the third quarter of 2022.

For the 2022 fourth quarter and full year, INDUS recorded net income of approximately $1.9 million and $6.1 million, respectively, as compared to net income of approximately $19.6 million and $14.1 million for the comparable quarter and full year prior year periods.

Core FFO from continuing operations for the 2022 fourth quarter and full year increased to approximately $5.3 million and $20.0 million, or $0.52 and $1.94 per diluted share, respectively, compared to approximately $3.6 million and $12.7 million, or $0.35 and $1.57 per diluted share, for the comparable prior year periods.

NOI from continuing operations, which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased to approximately $10.0 million and $38.1 in the 2022 fourth quarter and full year, respectively, from approximately $8.7 million and $30.0 million in the 2021 fourth quarter and full year periods. The increases in NOI from continuing operations are primarily attributable to the same acquisitions and developments as noted above for rental revenue, offset by a one-time tax payment expense of approximately $0.3 million in the 2022 fourth quarter related to a previous acquisition.

Cash NOI from continuing operations for the 2022 fourth quarter and full year increased to approximately $9.2 million and $34.3 million, respectively, as compared to approximately $7.8 million and $27.7 million for the comparable prior year periods. The increases in Cash NOI from continuing operations were primarily attributable to property acquisitions in 2022, properties developed and placed in-service in 2022, and escalations on existing leases in the portfolio. Additionally, 2022 NOI from continuing operations and Cash NOI from continuing operations benefited from the full year impact of acquisitions and developments that closed or were placed in service during 2021, slightly offset by the sale of properties that were sold in 2021 and were not part of discontinued operations.

General and administrative expenses increased to approximately $4.1 million and $12.4 million for the 2022 fourth quarter and full year period, respectively, as compared to approximately $3.8 million and $11.8 million for the comparable prior year periods primarily due to additional costs related to the Company’s review of strategic alternatives of approximately $0.8 million in the 2022 fourth quarter and additional compensation costs due to higher employee head count and incentive compensation expense as compared to prior periods. These increases were partially offset by a reduction in expenses related to the Company’s non-qualified deferred compensation plan due to lower stock market performance in 2022 than in prior year periods.

Interest expense decreased to approximately $1.6 million and $4.7 million for the 2022 fourth quarter and full year period, respectively, as compared to approximately $1.7 million and $6.9 million in the 2021 fourth quarter and full year period, primarily reflecting the reduction in the aggregate debt balance over this time period and higher capitalized interest related to construction development activities in 2022. Additionally, the full year 2022 included a gain of approximately $1.2 million from the termination of several interest rate swap agreements in connection with the repayment of mortgage debt.

Leasing Activity

During the 2022 fourth quarter, INDUS executed six leases totaling 543,000 square feet across its portfolio and acquisitions under contract.

●	127,000 square foot lease extension in the Hartford, Connecticut market that is expected to commence in 2024. This early extension is for an additional two years at a starting cash rent that is 15.9% above the recently executed renewal rate.
●	48,000 square feet across two first generation leases at the Company’s recently delivered two-building development project in the Orlando, Florida market (“Landstar Logistics”). With the addition of these leases, Landstar Logistics is now 49.3% leased.
●	105,000 square feet across two first generation leases at the Company’s planned acquisition in the Nashville, Tennessee market, bringing the project to 100.0% pre-leased prior to closing (see below section on “Acquisitions Under Contract”).
●	263,000 square foot first generation lease at the Company’s planned acquisition in the Charleston, South Carolina market, bringing the building to 100.0% pre-leased prior to closing (see below section on “Acquisitions Under Contract”).

For the 2022 full year period, INDUS reported the following second generation leasing metrics3:

			Weighted	Weighted	Weighted Avg. Rent
			Avg. Lease	Avg. Lease	Growth[5]
	Number	Square	Term in	Costs PSF	Straight-line	Cash
	of Leases	Feet	Years	per Year[4]	Basis	Basis
New Lease	2	226,615	5.1	$ 1.42	45.8%	38.4%
Renewal/Extension Leases	5	438,073	2.7	$ 0.36	31.2%	26.5%
Total / Average	7	664,688	3.5	$ 0.72	35.1%	29.6%

As of December 31, 2022, INDUS’ 42 buildings aggregated 6.1 million square feet. INDUS’ portfolio percentage leased and percentage leased of stabilized properties were as follows:

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2022	2022	2022	2022	2021
Percentage Leased	97.2%	97.6%	99.4%	100.0%	98.4%
Percentage Leased - Stabilized Properties	98.8%	100.0%	100.0%	100.0%	100.0%

Acquisitions Under Contract

The following is a summary of INDUS’ acquisitions under contract as of December 31, 2022:

				Purchase
		Building		Price
Market	Building Count	Size (SF)	Type	(in millions)
Charleston	1	263,000	Forward (100.0% pre-leased)	$28.0
Nashville[6]	2	184,000	Forward (100.0% pre-leased)	$28.4
Greenville-Spartanburg	1	284,400	Forward	$28.5
Charlotte	1	231,000	Forward	$21.2
Total Acquisitions Under Contract	5	962,400		$106.1

The acquisitions under contract are each subject to certain remaining contingencies. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Development Activities

As of December 31, 2022, INDUS had one ongoing development project in the Lehigh Valley (“American Parkway”). The American Parkway development is a speculative development project consisting of one building totaling approximately 206,000 square feet.

During the 2022 fourth quarter, INDUS completed the acquisition of 8 acres of land in the Lehigh Valley for a purchase price of $6.5 million, before transaction costs (the “Windsor Land”). The Windsor Land is entitled to support the development of one industrial/logistics building totaling 91,000 square feet.

Additionally, as of December 31, 2022, INDUS was under contract to acquire 11 acres of land in the Lehigh Valley, Pennsylvania market (the “Lehigh Valley Land”), 75 acres of land in the greater Orlando, Florida market (the “Orlando Land”), and 231 acres of land in the greater Charlotte, North Carolina market (the “Charlotte Land”). The Lehigh Valley land is entitled to support the development of a 90,000 square foot industrial/logistics building and the Orlando Land is entitled to support the development of three industrial/logistics buildings totaling 574,000 square feet. The Charlotte Land currently is undergoing its entitlement process.

Subsequent to the end of the quarter, INDUS completed its acquisitions of the Lehigh Valley Land and the Orlando Land, for a combined purchase price of $19.7 million, before transaction costs. INDUS remains under contract to purchase the Charlotte Land for a contractual purchase price of $4.8 million.

Closing on the purchase of Charlotte Land and the commencement, completion and/or stabilization of any existing or new development projects are each subject to a number of contingencies. There can be no guarantee that these transactions and developments will be completed under their current terms, anticipated timelines, or at all.

Disposition Activities

During the 2022 fourth quarter, the Company completed the sale of its office/flex portfolio, including a small storage building used in the operations of the portfolio (the “Office/Flex Portfolio”), for a sale price of $11.0 million. The Office/Flex Portfolio was comprised of eight buildings totaling 193,000 square feet located in Bloomfield, Connecticut. During 2022, the Office/Flex Portfolio was reported under Discontinued Operations.

Additionally, the Company has several agreements in place to sell undeveloped land parcels in Connecticut and Massachusetts for total proceeds of approximately $26.7 million. These land sales are subject to a number of contingencies, including the completion of due diligence and/or receipt of regulatory approvals by the purchasers. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Liquidity & Capital Resources

During December 2022, the Company completed the second draw totaling $30.0 million under its Delayed Draw Term Loan facility (the “DDTL Facility”). As of December 31, 2022, the Company has drawn $90.0 million under the $150.0 million DDTL Facility.

As of December 31, 2022, the Company maintained approximately $206.5 million of liquidity which reflects approximately $52.4 million of cash and cash equivalents (including $0.4 million in restricted cash), $60.0 million of available draws under the Company’s DDTL Facility and $94.1 million of borrowing capacity under the revolving credit facility. The Company currently has no borrowings outstanding under its revolving credit facility, however, as of December 31, 2022, the revolving credit facility was used to secure approximately $5.9 million in standby letters of credit related to INDUS’ development activities. Additionally, the Company has no floating rate debt outstanding as the Company’s DDTL Facility, including future available draws, is hedged at a fixed effective interest rate of 4.15%.

Common Stock Dividend

During the 2022 fourth quarter, INDUS’ board of directors declared a quarterly cash distribution on its common stock of $0.18 per share, or $0.64 per share on an annualized basis. The 2022 fourth quarter dividend was paid on January 17, 2023 to stockholders of record on December 30, 2022.

Pending Merger Transaction

On February 22, 2023, INDUS entered into an Agreement and Plan of Merger (the “Merger Agreement”) whereby affiliates of Centerbridge Partners, L.P., a leading global private investment firm with deep experience in real estate, and GIC Real Estate, Inc., a global institutional investor, will acquire all outstanding shares of INDUS’ common stock through a merger transaction (the “Merger”) in which INDUS will be the surviving entity. Subject to the terms and conditions set forth in the Merger Agreement, each share of INDUS’ common stock will be cancelled and converted into the right to receive an amount in cash equal to $67.00, without interest, subject to certain adjustments as set forth in the Merger Agreement. The Merger is expected to close in the summer of 2023, subject to the satisfaction or waiver of certain closing conditions, including approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of the INDUS’ common stock entitled to vote on the Merger and the clearance by the Committee on Foreign Investment in the United States and the approval by the European Commission under Council Regulation (EC) No. 139/2004 (as amended). INDUS can provide no assurances regarding whether the Merger will close when expected or at all.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 42 industrial/logistics buildings totaling 6.1 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina and Florida.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.indusrt.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s proxy statement on Schedule 14A for its 2022 annual meeting of stockholders, filed with the SEC on April 27, 2022, and subsequent documents filed with the SEC.

Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available.

Cautionary Statement Regarding Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond the control of the Company, that may cause actual results and future events to differ significantly from those expressed in any forward-looking statement, which risks and uncertainties include, but are not limited to: the ability to complete the proposed Merger on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary stockholder approval and satisfaction of other closing conditions to consummate the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement relating to the proposed Merger; risks that the proposed Merger disrupts the Company’s current plans and operations or diverts the attention of the Company’s management or employees from ongoing business operations; the risk of potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with customers and other third parties as a result of the proposed Merger; the failure to realize the expected benefits of the proposed Merger; the risk that the proposed Merger may involve unexpected costs and/or unknown or inestimable liabilities; the risk that the Company’s business may suffer as a result of uncertainty surrounding the proposed Merger; the risk that stockholder litigation in connection with the proposed Merger may affect the timing or occurrence of the proposed Merger or result in significant costs of defense, indemnification and liability; effects relating to the announcement of the Merger or any further announcements or the consummation of the proposed Merger on the market price of the Company’s common stock.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance or events. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by the Company’s subsequent periodic reports filed with the SEC.

Note Regarding Non-GAAP Financial Measures:

The Company uses FFO, Core FFO from continuing operations, Core FFO from continuing operations per share, Adjusted FFO from continuing operations, NOI from continuing operations, and Cash NOI from continuing operations, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

The Company presents a funds from operations metric substantially similar to funds from operations as calculated in accordance with standards established by Nareit (“Nareit FFO”). Nareit FFO is calculated as net income (calculated in accordance with U.S. GAAP), excluding: (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of certain real estate assets, (c) gains and losses from change in control and (d) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

The Company defines Core FFO from continuing operations and Core FFO per share from continuing operations as FFO and FFO per share, respectively, excluding: (a) discontinued operations, (b) strategic transaction costs, (c) expense related to the performance of the non-qualified deferred compensation plan, (d) gains or losses on insurance recoveries and/or extinguishment of debt or derivative instruments, (e) change in fair value of financial instruments, and (f) costs related to the conversion to a REIT . Per share metrics are calculated as Core FFO from continuing operations for the period divided by the weighted average diluted share count for the period.

The Company defines Adjusted FFO from continuing operations as Core FFO from continuing operations less (a) noncash rental revenue including straight-line rents, (b) amortization of debt issuance costs, (c) noncash compensation expenses, (d) non-real estate depreciation and amortization expense, (e) tenant improvements and leasing commissions of second generation space and (f) maintenance capital expenditures needed to maintain the Company’s existing buildings.

NOI from continuing operations is a non-GAAP measure that includes the rental revenue and operating expenses and real estate taxes directly attributable to the Company’s real estate properties. The Company uses NOI from continuing operations as a supplemental performance measure because, in excluding income tax benefit, real estate depreciation and amortization expense, general and administrative expenses, interest expense, change in fair value of financial instruments, gains (or losses) on the sale of real estate assets, impairment of real estate assets, gains (or losses) on debt extinguishment, investment income and other income, other expenses and other non-operating items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI from continuing operations will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI from continuing operations excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have a real economic effect and could materially impact the Company’s results from operations), the utility of NOI from continuing operations as a measure of the Company’s performance is limited. Other equity REITs may not calculate NOI from continuing operations in a similar manner and, accordingly, the Company’s NOI from continuing operations may not be comparable to such other REITs’ NOI from continuing operations. Accordingly, NOI from continuing operations should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI from continuing operations should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI from continuing operations is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI from continuing operations. The Company uses Cash NOI from continuing operations together with NOI from continuing operations, as supplemental performance measures. Cash NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. Cash NOI from continuing operations should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars and share count in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Rental revenue	$12,904	$11,151	$49,195	$40,227

Expenses:
Operating expenses of rental properties	409	858	3,942	4,267
Real estate taxes	2,494	1,628	7,137	5,969
Depreciation and amortization expense	5,069	4,407	18,370	14,455
General and administrative expenses	4,149	3,839	12,387	11,816
Total expenses	12,121	10,732	41,836	36,507

Other income (expense):
Interest expense	(1,556)	(1,717)	(4,734)	(6,877)
Impairment of real estate assets	—	—	—	(3,000)
Change in fair value of financial instruments	—	—	—	(2,746)
Losses on early extinguishment of debt	—	(2,114)	(653)	(2,114)
Gain on sales of real estate assets	—	22,966	—	24,758
Investment and other income	50	19	245	260
Other expense	—	14	(32)	14
	(1,506)	19,168	(5,174)	10,295

Income (loss) from continuing operations before income taxes	(723)	19,587	2,185	14,015
Income tax (provision) benefit	—	(2)	585	(26)
Income (loss) from continuing operations	(723)	19,585	2,770	13,989

Gain from discontinued operations	2,503	—	2,706	—
Income from discontinued operations	123	25	634	155
	2,626	25	3,340	155

Net income (loss)	$1,903	$19,610	$6,110	$14,144

Income (loss) from continuing operations	$(0.07)	$1.98	$0.27	$1.77
Income from discontinued operations	0.26	0.00	0.33	0.02
Net income (loss) per common share - basic	$0.19	$1.98	$0.60	$1.79

Income (loss) from continuing operations	$(0.07)	$1.94	$0.27	$1.73
Income from discontinued operations	0.26	0.00	0.32	0.02
Net income (loss) per common share - diluted	$0.19	$1.94	$0.59	$1.75

Weighted average shares outstanding - basic	10,192	9,920	10,189	7,908
Weighted average shares outstanding - diluted	10,273	10,131	10,348	8,081

INDUS REALTY TRUST, INC.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Real estate assets at cost, net	$ 489,661	$ 387,647
Cash and cash equivalents	52,014	150,263
Restricted cash	358	10,644
Interest rate swap assets	6,971	188
Assets of discontinued operations	29	7,990
Other assets	47,774	33,914
Total assets	$ 596,807	$ 590,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage loans and construction loan, net of debt issuance costs	$ 79,653	$ 169,818
Delayed draw term loan, net of debt issuance costs	88,713	—
Deferred revenue	6,741	7,365
Accounts payable and accrued liabilities	10,940	9,671
Interest rate swap liabilities	—	3,995
Dividends payable	1,835	1,629
Liabilities of discontinued operations	119	832
Other liabilities	11,537	11,259
Total liabilities	199,538	204,569

Stockholders' equity
Common stock	102	102
Additional paid-in capital	401,370	399,754
Accumulated deficit	(11,486)	(10,869)
Accumulated other comprehensive income (loss)	7,283	(2,910)
Total stockholders' equity	397,269	386,077
Total liabilities and stockholders' equity	$ 596,807	$ 590,646

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – Funds from Operations (“FFO”) and Core FFO

(dollars and share count in thousands, except per share measures)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021 (8)	2022	2021 (8)
Net income (loss):	$1,903	$19,610	$6,110	$14,144
Exclude:
Depreciation and amortization expense	5,069	4,407	18,370	14,455
FFO adjustments related to discontinued operations	-	243	236	897
Non-real estate depreciation & amortization expense	(49)	(25)	(112)	(88)
Gain on sales of real estate assets	-	(22,966)	-	(24,758)
Impairment of real estate assets	-	-	-	3,000
FFO	6,923	1,269	24,604	7,650
Exclude:
Core FFO adjustments related to discontinued operations[7]	(2,626)	(268)	(3,576)	(1,052)
Amortization of terminated swap agreement	-	66	(1,812)	66
General and administrative expenses related to non-qualified deferred compensation plan performance	272	335	(616)	686
General and administrative expenses related to strategic transaction costs	774	-	774	-
Change in fair value of financial instruments	-	-	-	2,746
Losses on early extinguishment of debt	-	2,114	653	2,114
General and administrative expenses related to REIT conversion	-	63	-	470
Core FFO from continuing operations	$5,343	$3,579	$20,027	$12,680
Exclude:
Noncash rental revenue including straight-line rents	(776)	(830)	(3,832)	(2,311)
Amortization of debt issuance costs	179	228	898	1,047
Noncash compensation expenses	407	300	1,492	1,110
Non-real estate depreciation and amortization expense	49	25	112	88
Tenant improvements and leasing commissions (2nd generation space)	(432)	(1,104)	(1,347)	(2,330)
Maintenance capital expenditures	(98)	(638)	(1,403)	(1,158)
Adjusted FFO from continuing operations	$4,672	$1,560	$15,947	$9,126

Weighted average number of shares outstanding - basic	10,192	9,920	10,189	7,908
Dilutive securities	81	211	159	173
Weighted average number of shares outstanding - diluted	10,273	10,131	10,348	8,081
Core FFO from continuing operations/share - diluted	$0.52	$0.35	$1.94	$1.57

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021 (8)	2022	2021 (8)
Income (loss) from continuing operations	$(723)	$19,585	$2,770	$13,989
Income tax provision (benefit)	-	2	(585)	26
Pretax income (loss) from continuing operations	(723)	19,587	2,185	14,015
Exclude:
Depreciation and amortization expense	5,069	4,407	18,370	14,455
General and administrative expenses	4,149	3,839	12,387	11,816
Interest expense	1,556	1,717	4,734	6,877
Change in fair value of financial instruments	-	-	-	2,746
Gain on sales of real estate assets	-	(22,966)	-	(24,758)
Impairment of real estate assets	-	-	-	3,000
Other expense	-	(14)	32	(14)
Losses on early extinguishment of debt	-	2,114	653	2,114
Investment and other income	(50)	(19)	(245)	(260)
NOI from continuing operations	$10,001	$8,665	$38,116	$29,991
Noncash rental revenue including straight-line rents	(776)	(830)	(3,832)	(2,311)
Cash NOI from continuing operations	$9,225	$7,835	$34,284	$27,680

1 Core FFO, Core FFO from continuing operations per share, NOI from continuing operations and Cash NOI from continuing operations are not financial measures in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information see “Note Regarding Non-GAAP Financial Measures.”

2 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier.

3 Leasing metrics exclude new and renewal leases which have an initial term of twelve months or less, as well as leases for first generation space on properties acquired or developed by INDUS. Leasing metrics also exclude leases tied to properties undergoing redevelopment or repositioning..

4 Lease cost per square foot per year reflects total lease costs (tenants improvements, leasing commissions and legal costs) per square foot per year of the lease term. Lease costs exclude any base building improvements.

5 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

6 In December 2022, INDUS and the seller of the two-building Nashville forward portfolio executed an amendment to the Purchase and Sale Agreement which lowered the purchase price on the portfolio from $31.5 million to $28.4 million.

7 The 2022 fourth quarter and full year periods include the gain on sale of discontinued operations of $2,706.

8 The year and three months ended December 31, 2021 includes the results of four office/flex properties that were sold in 2021 and were not part of discontinued operations.